Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser-Pearlman (954) 769-7342 keyserk1@autonation.com

AutoNation to Acquire Six Stores in Texas Representing Approximately $575 Million
in Annual Revenue

•	Acquisition of Audi, Porsche and three Volkswagen Stores in Dallas, Texas market from Boardwalk Auto Group with annual revenue of approximately $375 million

•	Acquisition of Spring Chrysler Jeep Dodge Ram in Houston, Texas market with annual revenue of approximately $200 million

FORT LAUDERDALE, Fla., December 4, 2012 - AutoNation, Inc. (NYSE: AN), America's largest automotive retailer, announced today that it has signed agreements to acquire Audi, Porsche and three Volkswagen stores in the Dallas, Texas market from Boardwalk Auto Group and Spring Chrysler Jeep Dodge Ram in the Houston, Texas market. The transactions are subject to customary terms and conditions, including manufacturer approval.

Together, the stores are expected to sell over 14,000 new and used retail units in 2012 with approximately $575 million of revenue. Upon completion of the transactions, AutoNation will own and operate 50 franchises in the state of Texas.

Boardwalk Audi, Porsche and Volkswagen Acquisition

Boardwalk Audi and Boardwalk Porsche are located in Plano, Texas. Boardwalk Audi, which received the prestigious 2011 Audi Magna Society Award, is in the top 20 in the United States for Audi new vehicle volume year-to-date. Boardwalk Porsche, which received the coveted Porsche Premier Dealership Award for 2012, is in the top ten in the United States for Porsche new vehicle volume year-to-date.

The Boardwalk Volkswagen stores include Park Cities Volkswagen on Lemmon Avenue in Dallas, Boardwalk Volkswagen in Richardson, and McKinney Volkswagen, which was opened in late 2009 as a new franchise in the growing McKinney market.

The Boardwalk Auto Group was founded by Scott K. Ginsburg, the principal owner of the business and a successful entrepreneur in the radio, digital media and automotive retail businesses.

Upon completion of the Boardwalk acquisition, AutoNation will own and operate 19 franchises in the Dallas-Fort Worth market. Mike Jackson, AutoNation’s Chairman and Chief Executive Officer, stated, “We will be pleased to add the Boardwalk Audi, Porsche and Volkswagen stores to our high-performing Dallas-Fort Worth platform. The franchises are in attractive automotive retail locations, and the acquisition will enhance our brand mix in the Dallas-Fort Worth market. The product cycles from Audi, Porsche and Volkswagen are some of the most exciting in the industry. We also look forward to welcoming the Boardwalk customers and 350 associates into the AutoNation family and expanding our representation of the Audi, Porsche and Volkswagen brands.”

Mr. Ginsburg stated, “I am extremely pleased to put this transaction together with AutoNation, the largest automotive retailer in the United States. It was important for me to secure the future of these automotive dealerships -- Porsche, Audi and Volkswagen -- and I am also excited for our associates, who have been a key part of our success in building a premier automotive retail business in the Dallas market, as they will have outstanding career opportunities with AutoNation going forward. The stores will continue to be led by Ken Ambrose who will be joining AutoNation's operations. At the conclusion of this transaction, Boardwalk Auto Group will continue to own and operate Boardwalk Ferrari, Boardwalk Maserati, Lamborghini of Dallas, Ferrari of San Francisco and Maserati of San Francisco.”

Spring Chrysler Jeep Dodge Ram Acquisition

Spring Chrysler Jeep Dodge Ram (“Spring CJDR”) is located in Houston, Texas. Spring CJDR is the highest new vehicle volume Chrysler Jeep Dodge Ram dealer in the Texas market and is number four in the United States. Spring CJDR is currently owned by Alfred Flores and Bruce Glascock, both formerly with the McCombs Auto Group. Upon completion of the Spring CJDR acquisition, AutoNation will own and operate 17 franchises in the Houston, Texas market.

Mr. Jackson stated, “Spring CJDR will be an excellent addition to our brand mix in the Houston market, another high- performing market for AutoNation. This will enable us to serve a broader customer base in Houston and will expand AutoNation's representation of Chrysler products. We look forward to welcoming the Spring customers and approximately 160 associates into the AutoNation family.”

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership.  We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 260 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements regarding the proposed transactions with Boardwalk Auto Group and Spring Chrysler Jeep Dodge Ram. Actual events or results may differ materially from those expressed or implied by these forward-looking statements. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include without limitation, risks and uncertainties arising from the possibility that the closing of the transactions may not occur; difficulties with the integration process; general economic conditions; and litigation or regulatory matters that could affect the closing of the transactions. In addition, please refer to the reports that we file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause actual events or results to differ materially from those expressed or implied by our forward-looking statements. The forward-looking statements contained in this press release speak only as of the date of this press release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.